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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           The Metzler/Payden Investment Group
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

         333 S. Grand Avenue, 32nd Floor, Los Angeles, California 90017
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Telephone Number (including area code):            (213) 625-1900
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Name and address of agent for service of process:

 Edward Garlock, 333 S. Grand Avenue, 32nd Floor, Los Angeles, California 90017
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Los Angeles and State of California on the 6th day of May 2002.

                                             THE METZLER/PAYDEN INVESTMENT GROUP


                                             By:    /s/ Edward Garlock
                                                --------------------------------
                                             Name:  Edward Garlock
                                             Its:   Sole Trustee


ATTEST:

By:    /s/ David Wagner
   --------------------------------
Name:  David Wagner
Its:   Vice President